UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

May 4, 2005

Date of Report (Date of earliest event reported):

Commission File Number: 0-32593

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Wentworth Energy, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma                                                                                                     73-1599600

(State or other jurisdiction of                                                                    (I.R.S. Employer

 incorporation or organization)                                                                   Identification No.)

115 West 7th Street, Suite 1400, Fort Worth, Texas 76102

(Address of principal executive offices)

  (877) 329-8388

(Issuer's telephone number, including area code)

Item 3.02    Unregistered Sale of Equity Securities

    On or about May 4, 2005, Wentworth Energy, Inc. ("Wentworth" or the "Company") issued 17,857 shares of its restricted common stock as compensation for services rendered to the Company.  These shares were issued at a price of $0.70 per share and under the auspices of Rule 4(2).

    On or about May 4, 2005, the Company issued 30,000 shares of its restricted common stock as a bonus on a convertible note investment.  The total number of shares was calculated at a price of $0.70 per share and was issued under the auspices of Rule 4(2).

     On or about May 17, 2005, the Company issued 50,000 shares of its restricted common stock in settlement of an outstanding debt of the Company.  The shares were issued at a price of $0.25 per share and under the auspices of Rule 4(2).

    On or before May 31, 2005, the Company completed a private placement of the Company's common stock.  The Company issued 896,000 shares of its restricted common stock under the auspices of Rule 506 of Regulation D (for sales to accredited U.S. investors) and Regulation S of the Securities Act of 1933 (for sales to non-U.S. investors) at a price of $0.25 per share.

    On on about July 4, 2005, the Company accepted a subscription agreement from Kelburn Corporation, a Seychelles corporation, who agreed to purchase 120,000 units of the Company at a price of $0.75 per unit.  Each Unit sold consisted of one share of the Company's common stock, $0.001 par value, and one share purchase warrant which entitles the investor to purchase one share of the Company's common stock at a price of $0.75 per share.  The warrants expire within two (2) years of the Closing of the subscription transaction.  The Units were offered under the auspices of Regulation S of the Securities Act of 1933.

    No commissions were paid for any of the above listed sales.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 15, 2005

WENTWORTH ENERGY, INC.

/s/ Gordon McDougall

     Gordon McDougall,

     Director